The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-212571

Subject to Completion. Dated September 15, 2016.

Pricing Supplement to the Prospectus dated July 18, 2016, to the Prospectus Supplement dated July 18, 2016 and to the Index Supplement dated July 18, 2016.

Barclays Bank PLC
$
Capped Leveraged Buffered Basket-Linked Global Medium-Term Notes, Series A, due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the EURO STOXX 50® Index (37.00% initial weight), the FTSE® 100 Index (23.00% initial weight), the TOPIX® Index (23.00% initial weight), the Swiss Market Index (9.00% initial weight) and the S&P/ASX 200 Index (8.00% initial weight) as measured from and including the trade date to and including the determination date (expected to be between 24 and 27 months after the trade date). The initial basket level is 100 and the final basket level on the determination date will equal the sum of the following, calculated for each basket underlier: (i) the final underlier level for that basket underlier on the determination date divided by (ii) the initial underlier level for that basket underlier (set on the trade date and is expected to be the closing level of that basket underlier on the trade date) multiplied by (iii) the initial weighted value for that basket underlier (which is the initial weight of that basket underlier times the initial basket level). If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,247.20 and $1,290.40 for each $1,000 face amount of your notes), and will be calculated in the manner set forth below. If the final basket level declines by up to 10.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 10.00% from the initial basket level, the return on your notes will be negative.

You could lose your entire investment in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-3 of this pricing supplement) by the relevant U.K. resolution authority.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3 times (c) the basket return, subject to the maximum settlement amount;

•	if the basket return is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or

•	if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the basket return plus 10.00% times (c) $1,000 (in which case you will receive less than $1,000).

A decrease in the level of one or more basket underliers may offset increases in the levels of the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index will have a significantly larger impact on your return on the notes than the performances of the Swiss Market Index and the S&P/ASX 200 Index.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page PS-2 in this pricing supplement.

Your investment in the notes involves certain risks, including among other things, our credit risk and the risk of exercise of any U.K. Bail-in Power. See “Risk Factors” beginning on page S-7 of the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes” beginning on page PS- 16 of this pricing supplement so that you may better understand those risks.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

	Initial Issue Price†	Price to Public†	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000 (face amount)	100% of face amount	1.7400% to 1.9575% of face amount	98.2600% to 98.0425% of face amount
Total	$	$	$	$
†	Our estimated value of the notes on the trade date, based on our internal pricing models, is expected to be between $962.70 and $979.60 per note. The estimated value is expected to be less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.
The initial issue price will be equal to a percentage of the face amount of between 98.2600% and 98.0425% for certain investors, and that percentage will be equal to 100% minus the agent’s commission; see “Key Terms—Supplemental plan of distribution” on page PS-7.

‡	Barclays Capital Inc. will receive commissions from the issuer equal to between 1.7400% and 1.9575% of the face amount of the notes, or between $17.400 and $19.575 per $1,000 face amount of your notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other affiliate of Barclays Bank PLC may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Barclays Bank PLC or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Pricing Supplement dated September     , 2016

SUMMARY INFORMATION

This pricing supplement should be read in conjunction with the accompanying prospectus dated July 18, 2016, as supplemented by the accompanying prospectus supplement dated July 18, 2016 and the accompanying index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes” on page PS-16 of this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 18, 2016

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•	Prospectus supplement dated July 18, 2016

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•	Index supplement dated July 18, 2016

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes.” Each of the notes has the terms described below.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the notes will be determined on the date the notes are initially priced for sale to the public (the “trade date”) based on prevailing market conditions on the trade date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the trade date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the trade date is expected to be less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the trade date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the trade date for a temporary period expected to be approximately three months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Additional Risk Factors Specific to Your Notes” on page PS-16 of this pricing supplement.

You may revoke your offer to purchase the notes at any time prior to the trade date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their trade date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for(i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Additional Risk Factors Specific to Your Notes—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority,” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

KEY TERMS

Issuer: Barclays Bank PLC

Basket underliers and initial weights:

	Basket	Bloomberg
Basket Underlier	Underlier Sponsor	Ticker Symbol	Initial Weight
EURO STOXX 50® Index	STOXX Limited	SX5E <Index>	37.00%
FTSE® 100 Index	FTSE International Limited	UKX <Index>	23.00%
TOPIX® Index	Tokyo Stock Exchange, Inc.	TPX <Index>	23.00%
Swiss Market Index	SIX Swiss Exchange	SMI <Index>	9.00%
S&P/ASX 200 Index	S&P Dow Jones Indices LLC	AS51 <Index>	8.00%

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $   in the aggregate for all the offered notes

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes—If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount or a Discount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-17 of this pricing supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•	if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount (in which case you will receive less than $1,000).

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC, and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is equal to the product of the initial weight of that basket underlier times the initial basket level. The initial weighted value of each basket underlier is shown in the table below:

Basket Underlier	Initial Weighted Value
EURO STOXX 50® Index	37.00
FTSE® 100 Index	23.00
TOPIX® Index	23.00
Swiss Market Index	9.00
S&P/ASX 200 Index	8.00

Initial underlier level: with respect to each basket underlier, the closing level of that basket underlier on the trade date

Final underlier level: with respect to each basket underlier, the closing level of that basket underlier on the determination date, subject to adjustment in limited circumstances as provided under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-86 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-96 of the accompanying prospectus supplement; and subject to market disruption events and non-trading days as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” on page S-83 of the accompanying prospectus supplement and “—Determination date” below

Final basket level: the sum of the following, calculated for each basket underlier: (1) the final underlier level for that basket underlier divided by the initial underlier level for that basket underlier times (2) the initial weighted value of that basket underlier

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate: 300.00%

Cap level (to be set on the trade date): expected to be between 108.24% and 109.68% of the initial basket level

Maximum settlement amount (to be set on the trade date): expected to be between $1,247.20 and $1,290.40

Buffer level: 90.00% of the initial basket level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Trade date:

Original issue date (settlement date): expected to be five scheduled business days following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be between 24 and 27 months after the trade date, subject to postponement in the event of a market disruption event or non-trading day with respect to a basket underlier as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” on page S-83 of the accompanying prospectus supplement; provided, however, that notwithstanding anything to the contrary in the accompanying prospectus supplement, if no market disruption event or non-trading day exists with respect to a basket underlier on the originally scheduled determination date, such basket underlier’s final underlier level shall be determined on the originally scheduled determination date. To the extent that a market disruption event or non-trading day exists with respect to a basket underlier on the originally scheduled determination date, the final underlier level of that disrupted basket underlier shall be determined in accordance with the procedures set forth under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” on page S-83 of the accompanying prospectus supplement. In the event that the determination of the final underlier level of one or more disrupted basket underliers is postponed, the determination date shall be deemed to occur (i) on the date that the final underlier level of the disrupted basket underlier is determined, or (ii) if the determination of the final underlier level of more than one basket underlier is postponed, on the latest date that the final underlier level of any of the disrupted basket underliers is determined. For the avoidance of doubt, in no event will the determination date be postponed by more than five trading days.

Stated maturity date (to be set on the trade date): a specified date that is expected to be the third scheduled business day after the determination date. The maturity date will be postponed if the determination date is postponed due to the occurrence or continuance of a market disruption event or a non-trading day on the determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled determination date to and including the actual determination date. The maturity date will also be postponed if that date is not a business day. See “Terms of the Notes—Payment Dates” on page S-41 of the accompanying prospectus supplement, “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” on page S-83 of the accompanying prospectus supplement and “—Determination date” above.

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as provided on page S-82 of the accompanying prospectus supplement. The closing level of a basket underlier reported on the Bloomberg Professional® service (“Bloomberg”) page for that basket underlier may be lower or higher than the official closing level of such basket underlier published by the applicable basket underlier sponsor. In certain circumstances, the closing level of a basket underlier will be based on the alternate calculation of that basket underlier described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-86 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-96 of the accompanying prospectus supplement.

Business day: any day that is a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to be closed

Trading day: notwithstanding anything to the contrary in the accompanying prospectus supplement, with respect to each basket underlier, a day, as determined by the calculation agent in its sole discretion, on which (i) each of the relevant exchanges on which each basket underlier stock composing such basket underlier is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange; and (ii) such basket underlier is calculated and published by the applicable basket underlier sponsor

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-110 of the accompanying prospectus supplement

Tax consequences: you should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the basket. Assuming this treatment is respected, gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

ERISA: as described under “Benefit Plan Investor Considerations” on page S-99 of the accompanying prospectus supplement

Supplemental plan of distribution: we will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the face amount of the notes at the price specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the notes, if any are taken. The Agent proposes initially to offer the notes to the public at the initial issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at that price less a concession equal to between 1.7400% and 1.9575% of the face amount. The concession will be approximately 0.87% per year of the term of the notes. The initial issue price for notes purchased by certain fee-based advisory accounts will be equal to a percentage of the face amount of between 98.2600% and 98.0425%, and that percentage will reduce the Agent’s commission specified on the cover of this pricing supplement with respect to those notes to 0.00%.

We will deliver the notes against payment therefor in New York, New York on             , 2016, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Barclays Capital Inc. that it intends to make a market in the notes. However, neither Barclays Capital Inc. nor any of our affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: Barclays Bank PLC

CUSIP no.: 06741VBL5

ISIN no.: US06741VBL53

Conflicts of interest: Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Barclays Capital Inc. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

FDIC: the notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying prospectus supplement will be deemed to refer to the corresponding term used in this pricing supplement as set forth in the table below:

Prospectus Supplement Term	Pricing Supplement Term
Reference asset	basket underlier
Payment at maturity	cash settlement amount
Maturity date	stated maturity date
Principal amount	face amount
Initial level	initial underlier level
Final level	final underlier level
Initial valuation date	trade date
Scheduled trading day	trading day
Reference asset sponsor	basket underlier sponsor

In addition, the following terms used in this pricing supplement are not used with respect to the notes in the accompanying prospectus, prospectus supplement and index supplement: initial weight, initial basket level, initial weighted value, final basket level, basket return, upside participation rate, cap level, maximum settlement amount, buffer level, buffer amount and buffer rate. Accordingly, please refer to “Key Terms” on PS-4 of this pricing supplement for the definitions of these terms. Additionally, if information in this pricing supplement is inconsistent with the accompanying prospectus, prospectus supplement or index supplement, this pricing supplement will supersede those documents.

SELECTED PURCHASE CONSIDERATIONS

The notes are not suitable for all investors. The notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the final basket level will be greater than the initial basket level, and you are willing and able to accept the risk that, if the final basket level is less than the buffer level, you will lose some, and possibly all, of the face amount of your notes.

•	You understand and accept that any potential return on the notes is limited by the maximum settlement amount.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the basket underlier stocks, nor will you have any voting rights with respect to the issuers of the basket underlier stocks.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of the face amount of your notes at maturity.

•	You anticipate that the final basket level will be less than the initial basket level, or you are unwilling or unable to accept the risk that, if the final basket level is less than the buffer level, you will lose some, and possibly all, of the face amount of your notes.

•	You seek an investment with uncapped exposure to any positive performance of the basket.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the basket underlier stocks.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the notes for investment.

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the basket underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and final basket underlier levels that are entirely hypothetical; no one can predict what the closing level of any basket underlier will be on any day throughout the term of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past—meaning that the closing levels of the basket underliers have each changed considerably in relatively short periods—and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date will, and the price you may receive for your notes may, be significantly less than the initial issue price. For more information on the value of your notes in the secondary market, see “Risk Factors” on page S-7 of the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes—The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes” on page PS-19 of this pricing supplement. The information in the table also reflects the key hypothetical terms and assumptions in the following box.

Key Hypothetical Terms and Assumptions
Face amount	$1,000
Upside participation rate	300.00%
Cap level	108.24% of the initial basket level
Maximum settlement amount	$1,247.20
Buffer level	90.00% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10.00%
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date
No change in or affecting any of the basket underlier stocks or the methods by which the applicable basket underlier sponsor calculates any basket underlier
Notes purchased on original issue date for the initial issue price noted on the cover page of this pricing supplement and held to the stated maturity date

Moreover, we have not yet set the initial underlier levels for the basket underliers that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level for each basket underlier may differ substantially from the closing level of that basket underlier prior to the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical closing levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of each basket underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, each based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	124.720%
140.000%	124.720%
130.000%	124.720%
120.000%	124.720%
110.000%	124.720%
108.240%	124.720%
105.000%	115.000%
102.500%	107.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount, you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 108.240% or more of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 124.720% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 108.240% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than

108.240% (the section right of the 108.240% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity based on hypothetical final underlier levels, calculated based on the key terms and assumptions above. The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and may not represent a likely initial underlier level for that basket underlier. For historical data regarding the actual closing levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent the hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the hypothetical final underlier levels in Column B expressed as percentages of the corresponding hypothetical initial underlier levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The numbers shown below may have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	140.00	140.00%	37.00	51.80
FTSE® 100 Index	100.00	135.00	135.00%	23.00	31.05
TOPIX® Index	100.00	135.00	135.00%	23.00	31.05
Swiss Market Index	100.00	130.00	130.00%	9.00	11.70
S&P/ASX 200 Index	100.00	165.00	165.00%	8.00	13.20
			Final Basket Level		138.80
			Basket Return		38.80%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 138.80, the hypothetical cash settlement amount will be capped at the hypothetical maximum settlement amount of $1,247.20 for each $1,000 face amount of your notes.

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	37.00	38.85
FTSE® 100 Index	100.00	110.00	110.00%	23.00	25.30
TOPIX® Index	100.00	100.00	100.00%	23.00	23.00
Swiss Market Index	100.00	103.00	103.00%	9.00	9.27
S&P/ASX 200 Index	100.00	107.75	107.75%	8.00	8.62
			Final Basket Level		105.04
			Basket Return		5.04%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 105.04, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 300.00% × 5.04%) = $1,151.20

Example 3: The final basket level is less than the initial basket level but greater than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	101.08	101.08%	37.00	37.40
FTSE® 100 Index	100.00	85.00	85.00%	23.00	19.55
TOPIX® Index	100.00	90.00	90.00%	23.00	20.70
Swiss Market Index	100.00	95.00	95.00%	9.00	8.55
S&P/ASX 200 Index	100.00	110.00	110.00%	8.00	8.80
			Final Basket Level		95.00
			Basket Return		-5.00%

In this example, even though the hypothetical final underlier levels for the EURO STOXX 50® Index and the S&P/ASX 200 Index are greater than their hypothetical initial underlier levels, the negative returns of the FTSE® 100 Index, the TOPIX® Index and the Swiss Market Index more than offset the positive returns on the EURO STOXX 50® Index and the S&P/ASX 200 Index, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of notes will equal the face amount, or $1,000.

Example 4: The final basket level is less than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	42.00	42.00%	37.00	15.54
FTSE® 100 Index	100.00	75.00	75.00%	23.00	17.25
TOPIX® Index	100.00	65.00	65.00%	23.00	14.95
Swiss Market Index	100.00	77.00	77.00%	9.00	6.93
S&P/ASX 200 Index	100.00	65.00	65.00%	8.00	5.20
			Final Basket Level		59.87
			Basket Return		-40.13%

In this example, each of the hypothetical final underlier levels is less than the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 59.87 and is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × 111.11% × (-40.13% + 10.00%)] = $665.22

Example 5: The final basket level is less than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	37.00	14.80
FTSE® 100 Index	100.00	100.00	100.00%	23.00	23.00
TOPIX® Index	100.00	100.00	100.00%	23.00	23.00
Swiss Market Index	100.00	130.00	130.00%	9.00	11.70
S&P/ASX 200 Index	100.00	130.00	130.00%	8.00	10.40
			Final Basket Level		82.90
			Basket Return		-17.10%

In this example, the hypothetical final underlier level of the EURO STOXX 50® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier levels of the FTSE® 100 Index and TOPIX® Index are equal to their applicable hypothetical initial underlier levels and the hypothetical final underlier levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the higher weighted basket underliers. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical final basket level being less than 100.00 even though the levels of the FTSE® 100 Index and TOPIX® Index remained unchanged and the levels of the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level is 82.90 and is less than the buffer level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × 111.11% × (-17.10% + 10.00%)] = $921.11

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.

Please read “Additional Risk Factors Specific to Your Notes—Many Economic and Market Factors Will Impact the Value of Your Notes” on page PS-21 of this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level of each basket underlier, cap level and maximum settlement amount that we will set on the trade date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings: “Risk Factors—Risks Relating to the Securities Generally”; “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities” and “Risk Factors—Additional Risks Relating to Securities Based on a Basket Composed of More Than One Reference Asset.” Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks composing the basket underliers. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level to the final basket level. If the final basket level is less than the buffer level, you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final basket level is less than the buffer level. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Payment on the Notes Is Limited to the Maximum Settlement Amount

Your ability to participate in any change in the value of the basket over the term of your notes will be limited because of the cap level, which will be set on the trade date. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket underliers.

Correlation (or Lack of Correlation) of Performances Among the Basket Underliers May Adversely Affect Your Return on the Notes, and Changes in the Value of One or More of the Basket Underliers May Offset Each Other

Movements in the levels of the basket underliers may not correlate with each other. At a time when the level of one or more basket underliers increases, the levels of the other basket underliers may not increase as much, or may even decline in value. Therefore, in calculating the basket underliers’ performance on the determination date, an increase in the level of one or more basket underliers may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket underliers. Further, because the basket underliers are unequally weighted, increases in the levels of the lower-weighted basket underliers may be offset by even small decreases in levels of the more heavily weighted basket underliers. In addition, however, high correlation of movements in the levels of the basket underliers could adversely affect your return on the notes during periods of negative performance of the basket underliers.

Credit of Issuer

The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Lack of Liquidity

The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount or a Discount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount or a discount to face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if you purchase your notes at a premium to face amount, the cap level will only permit a lower return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Stated Maturity Date of the Notes Is a Pricing Term and Will Be Determined By Us on the Trade Date

We will not fix the stated maturity date until the trade date. The term of the notes could be as short as the low end of the range and as long as the high end of the range set forth on the cover page of this pricing supplement. You should be willing and able to hold your notes for up to the high end of the range set forth on the cover page of this pricing supplement. The stated maturity date selected by us could have an impact on the value of the notes.

The Cash Settlement Amount Payable at Maturity of Your Notes Is Not Based on the Levels of the Basket Underliers at Any Time Other Than on the Determination Date

The final underlier level for each basket underlier will be based solely on the closing level of that basket underlier on the determination date. Therefore, if the closing level of one or more basket underliers dropped precipitously on the determination date, the cash settlement amount payable at maturity, if any, that you will receive for your notes may be significantly less than it would otherwise have been had the cash settlement amount payable at maturity been linked to the levels of the basket underliers prior to such drop. Although the actual level of a basket underlier on the stated maturity date or at other times during the term of your notes may be higher than the closing level of the basket underlier on the determination date, you will not benefit from the closing level of a basket underlier at any time other than on the determination date.

Market Disruption Events and Adjustments

The basket underliers, the closing level of the basket underliers, the determination date and the stated maturity date are subject to adjustment as described above under “Summary Information—Determination date” and in the following sections of the accompanying prospectus supplement: “Terms of the Notes—Payment Dates” on page S-41 of the accompanying prospectus supplement, “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” on page S-83 of the accompanying prospectus supplement, “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-86 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-96 of the accompanying prospectus supplement.

No Direct Exposure to Fluctuations in Foreign Exchange Rates

The return on the notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the basket underlier stocks are denominated, although any currency fluctuations could affect the performance of the basket underliers. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in the cash settlement amount.

Non-U.S. Securities Markets Risks

The basket underlier stocks are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

No Interest or Dividend Payments or Voting Rights or Rights to Receive Any Basket Underlier Stock

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the basket underlier stocks would have. Furthermore, investing in the notes will not make you a holder of any of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes

Each of the hypothetical estimated value of your notes provided in this pricing supplement and the estimated value of your notes on the trade date is expected to be lower, and may be significantly lower, than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs which we may incur in connection with the notes.

The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market

Each of the hypothetical estimated value of your notes provided in this pricing supplement and the estimated value of your notes on the trade date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of Your Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions

Each of the hypothetical estimated value of your notes provided in this pricing supplement and the estimated value of your notes on the trade date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes

The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (described below under “Many Economic and Market Factors Will Impact the Value of Your Notes”), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the trade date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

We and Our Affiliates, and Any Dealer from Which You Purchase the Notes, May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

We and our affiliates establish the offering price of the notes for initial sale to the public (which we refer to as the “price to public”), and the price to public is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as the Agent, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes, and such compensation or financial benefit may serve as an incentive to sell these notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for our own accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the notes.

In addition, we and our affiliates, and any dealer from which you purchase the notes, may enter into certain transactions in order to hedge our obligations under the notes. Those engaging in these hedging activities will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases or whether the cash settlement amount payable on the notes will be less than the face amount of the notes. Furthermore, if the dealer from which you purchase your notes is to enter into such hedging activities with us, any expected profit in connection with such hedging transactions will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

Such market making, trading activities, hedging activities and other investment banking and financial services may negatively impact the value of the notes. Furthermore, in any such market making, trading activities, hedging activities and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities.

In addition to those activities described above, Barclays Bank PLC will also act as the calculation agent of the notes. In this role, we will determine the initial underlier level of each basket underlier, the final underlier level of each basket underlier, the final basket level, whether a market disruption event has occurred, whether to make any adjustments to the initial underlier level of a basket underlier or other variables and the cash settlement amount, if any, payable at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect your payment at maturity.

Many Economic and Market Factors Will Impact the Value of Your Notes

In addition to the levels of the basket underliers, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the basket underliers; the time to maturity of the notes; the dividend rates on the basket underlier stocks; exchange rates; interest and yield rates in the market generally; supply and demand for the notes; a variety of economic, financial, political, regulatory or judicial events; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is an unequally weighted basket composed of five indices with the initial weights within the basket set forth in the table below.

Basket Underlier Information as of September 15, 2016
Basket Underlier	Bloomberg Ticker Symbol	Initial Weight in Basket	Basket Underlier Closing Level
EURO STOXX 50® Index	SX5E	37.00%	2,973.77
FTSE® 100 Index	UKX	23.00%	6,730.30
TOPIX® Index	TPX	23.00%	1,301.11
Swiss Market Index	SMI	9.00%	8,184.84
S&P/ASX 200 Index	AS51	8.00%	5,239.860

The graph below sets forth the performance of the basket from January 4, 2011 through September 15, 2016 assuming the basket underliers are weighted as set forth above on January 4, 2011 and that the initial basket level was 100 on January 4, 2011. You cannot predict the future performance of any basket underlier or of the basket as a whole, or whether increases in the level of any basket underlier will be offset by decreases in the levels of the other basket underliers. The historical performance of the basket and the degree of correlation between the value trends of the basket underliers (or lack thereof) should not be taken as an indication of the future performance of the basket.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is composed of 50 component stocks of market leaders in terms of free-float market capitalization from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the SX5E Index, see “Indices—The EURO STOXX 50® Index” in the accompanying index supplement.

Historical High, Low and Closing Levels of the SX5E Index

You should not take the historical levels of the SX5E Index as an indication of the future performance of the SX5E Index. The closing level of the SX5E Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the SX5E Index during any period shown below is not an indication that the SX5E Index is more or less likely to increase or decrease at any time during the term of your notes. We cannot give you any assurance that the future performance of the SX5E Index or the stocks composing the SX5E Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SX5E Index. The actual performance of the SX5E Index over the term of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the SX5E Index for each of the four calendar quarters in 2011, 2012, 2013, 2014 and 2015 and the first three calendar quarters of 2016 (through September 15, 2016). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the SX5E Index

	High	Low	Close
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ended December 31	3,111.37	2,902.12	3,109.00
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60
Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ended March 31	3,731.35	3,007.91	3,697.38
Quarter ended June 30	3,828.78	3,424.30	3,424.30
Quarter ended September 30	3,686.58	3,019.34	3,100.67
Quarter ended December 31	3,506.45	3,069.05	3,267.52

2016
Quarter ended March 31	3,178.01	2,680.35	3,004.93
Quarter ended June 30	3,151.69	2,697.44	2,864.74
Quarter ending September 30 (through September 15, 2016)	3,091.66	2,761.37	2,973.77

The following graph sets forth the historical performance of the SX5E Index based on the daily closing levels from January 3, 2011 through September 15, 2016. The closing level of the SX5E Index on September 15, 2016 was 2,973.77.

The FTSE® 100 Index

The FTSE® 100 Index (the “UKX Index”) measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying index supplement.

Historical High, Low and Closing Levels of the UKX Index

You should not take the historical levels of the UKX Index as an indication of the future performance of the UKX Index. The closing level of the UKX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the UKX Index during any period shown below is not an indication that the UKX Index is more or less likely to increase or decrease at any time during the term of your notes. We cannot give you any assurance that the future performance of the UKX Index or the stocks composing the UKX Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the UKX Index. The actual performance of the UKX Index over the term of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the UKX Index for each of the four calendar quarters in 2011, 2012, 2013, 2014 and 2015 and the first three calendar quarters of 2016 (through September 15, 2016). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the UKX Index

	High	Low	Close
2011
Quarter ended March 31	6,091.33	5,598.23	5,908.76
Quarter ended June 30	6,082.88	5,674.38	5,945.71
Quarter ended September 30	6,054.55	5,007.16	5,128.48
Quarter ended December 31	5,713.82	4,944.44	5,572.28
2012
Quarter ended March 31	5,965.58	5,612.26	5,768.45
Quarter ended June 30	5,874.89	5,260.19	5,571.15
Quarter ended September 30	5,915.55	5,498.32	5,742.07
Quarter ended December 31	5,961.59	5,605.59	5,897.81
2013
Quarter ended March 31	6,529.41	6,027.37	6,411.74
Quarter ended June 30	6,840.27	6,029.10	6,215.47
Quarter ended September 30	6,681.98	6,229.87	6,462.22
Quarter ended December 31	6,777.70	6,337.91	6,749.09
2014
Quarter ended March 31	6,865.86	6,449.27	6,598.37
Quarter ended June 30	6,878.49	6,541.61	6,743.94
Quarter ended September 30	6,877.97	6,567.36	6,622.72
Quarter ended December 31	6,750.76	6,182.72	6,566.09
2015
Quarter ended March 31	7,037.67	6,366.51	6,773.04
Quarter ended June 30	7,103.98	6,520.98	6,520.98
Quarter ended September 30	6,796.45	5,898.87	6,061.61
Quarter ended December 31	6,444.08	5,874.06	6,242.32

2016
Quarter ended March 31	6,203.17	5,536.97	6,174.90
Quarter ended June 30	6,504.33	5,923.53	6,504.33
Quarter ending September 30 (through September 15, 2016)	6,941.19	6,463.59	6,730.30

The following graph sets forth the historical performance of the UKX Index based on the daily closing levels from January 4, 2011 through September 15, 2016. The closing level of the UKX Index on September 15, 2016 was 6,730.30.

The TOPIX® Index

The TOPIX® Index (the “TPX Index”) is a free float-adjusted market-capitalization weighted index comprised of all Japanese common stocks listed on the First Section of the Tokyo Stock Exchange. For more information about the TPX Index, see “Indices—The TOPIX® Index” in the accompanying index supplement.

Historical High, Low and Closing Levels of the TPX Index

You should not take the historical levels of the TPX Index as an indication of the future performance of the TPX Index. The closing level of the TPX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the TPX Index during any period shown below is not an indication that the TPX Index is more or less likely to increase or decrease at any time during the term of your notes. We cannot give you any assurance that the future performance of the TPX Index or the stocks composing the TPX Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the TPX Index. The actual performance of the TPX Index over the term of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the TPX Index for each of the four calendar quarters in 2011, 2012, 2013, 2014 and 2015 and the first three calendar quarters of 2016 (through September 15, 2016). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the TPX Index

	High	Low	Close
2011
Quarter ended March 31	974.63	766.73	869.38
Quarter ended June 30	865.55	805.34	849.22
Quarter ended September 30	874.34	728.85	761.17
Quarter ended December 31	771.43	706.08	728.61
2012
Quarter ended March 31	872.42	725.24	854.35
Quarter ended June 30	856.05	695.51	770.08
Quarter ended September 30	778.70	706.46	737.42
Quarter ended December 31	859.80	713.95	859.80
2013
Quarter ended March 31	1,058.10	871.88	1,034.71
Quarter ended June 30	1,276.03	991.34	1,133.84
Quarter ended September 30	1,222.72	1,106.05	1,194.10
Quarter ended December 31	1,302.29	1,147.58	1,302.29
2014
Quarter ended March 31	1,306.23	1,139.27	1,202.89
Quarter ended June 30	1,269.04	1,132.76	1,262.56
Quarter ended September 30	1,346.43	1,228.26	1,326.29
Quarter ended December 31	1,447.58	1,177.22	1,407.51
2015
Quarter ended March 31	1,592.25	1,357.98	1,543.11
Quarter ended June 30	1,679.89	1,528.99	1,630.40
Quarter ended September 30	1,691.29	1,375.52	1,411.16
Quarter ended December 31	1,605.94	1,442.74	1,547.30

2016
Quarter ended March 31	1,509.67	1,196.28	1,347.20
Quarter ended June 30	1,407.50	1,204.48	1,245.82
Quarter ending September 30 (through September 15, 2016)	1,352.58	1,209.88	1,301.11

The following graph sets forth the historical performance of the TPX Index based on the daily closing levels from January 4, 2011 through September 15, 2016. The closing level of the TPX Index on September 15, 2016 was 1,301.11.

The Swiss Market Index

The Swiss Market Index (the “SMI Index”) is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the SMI Index, see “Indices—The Swiss Market Index” in the accompanying index supplement.

Historical High, Low and Closing Levels of the SMI Index

You should not take the historical levels of the SMI Index as an indication of the future performance of the SMI Index. The closing level of the SMI Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the SMI Index during any period shown below is not an indication that the SMI Index is more or less likely to increase or decrease at any time during the term of your notes. We cannot give you any assurance that the future performance of the SMI Index or the stocks composing the SMI Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SMI Index. The actual performance of the SMI Index over the term of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the SMI Index for each of the four calendar quarters in 2011, 2012, 2013, 2014 and 2015 and the first three calendar quarters of 2016 (through September 15, 2016). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the SMI Index

	High	Low	Close
2011
Quarter ended March 31	6,717.25	6,021.55	6,357.55
Quarter ended June 30	6,564.15	5,990.82	6,187.07
Quarter ended September 30	6,245.78	4,791.96	5,531.74
Quarter ended December 31	5,936.23	5,356.96	5,936.23
2012
Quarter ended March 31	6,341.33	5,970.49	6,235.51
Quarter ended June 30	6,299.38	5,713.34	6,066.86
Quarter ended September 30	6,613.45	6,109.41	6,495.88
Quarter ended December 31	6,973.69	6,508.66	6,822.44
2013
Quarter ended March 31	7,864.39	7,020.46	7,813.67
Quarter ended June 30	8,407.61	7,249.47	7,683.04
Quarter ended September 30	8,105.39	7,675.29	8,022.60
Quarter ended December 31	8,351.38	7,755.26	8,202.98
2014
Quarter ended March 31	8,532.99	8,092.53	8,453.82
Quarter ended June 30	8,752.86	8,280.53	8,554.52
Quarter ended September 30	8,840.17	8,274.65	8,835.14
Quarter ended December 31	9,212.85	8,057.54	8,983.37
2015
Quarter ended March 31	9,396.29	7,899.59	9,128.98
Quarter ended June 30	9,471.46	8,780.91	8,780.91
Quarter ended September 30	9,526.79	8,278.07	8,513.41
Quarter ended December 31	9,016.56	8,375.31	8,818.09

2016
Quarter ended March 31	8,701.46	7,496.62	7,807.89
Quarter ended June 30	8,292.45	7,594.49	8,020.15
Quarter ending September 30 (through September 15, 2016)	8,320.99	7,898.21	8,184.84

The following graph sets forth the historical performance of the SMI Index based on the daily closing levels from January 3, 2011 through September 15, 2016. The closing level of the SMI Index on September 15, 2016 was 8,184.84.

The S&P/ASX 200 Index

The S&P/ASX 200 Index (the “AS51 Index”) measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For more information about the AS51 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying index supplement.

Historical High, Low and Closing Levels of the AS51 Index

You should not take the historical levels of the AS51 Index as an indication of the future performance of the AS51 Index. The closing level of the AS51 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the AS51 Index during any period shown below is not an indication that the AS51 Index is more or less likely to increase or decrease at any time during the term of your notes. We cannot give you any assurance that the future performance of the AS51 Index or the stocks composing the AS51 Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the AS51 Index. The actual performance of the AS51 Index over the term of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the AS51 Index for each of the four calendar quarters in 2011, 2012, 2013, 2014 and 2015 and the first three calendar quarters of 2016 (through September 15, 2016). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the AS51 Index

	High	Low	Close
2011
Quarter ended March 31	4,938.400	4,528.700	4,837.900
Quarter ended June 30	4,971.200	4,451.700	4,608.000
Quarter ended September 30	4,654.700	3,863.900	4,008.600
Quarter ended December 31	4,353.300	3,872.100	4,056.561
2012
Quarter ended March 31	4,343.514	4,101.157	4,335.242
Quarter ended June 30	4,435.907	3,985.025	4,094.633
Quarter ended September 30	4,418.360	4,067.971	4,387.018
Quarter ended December 31	4,671.299	4,336.848	4,648.950
2013
Quarter ended March 31	5,146.905	4,690.250	4,966.499
Quarter ended June 30	5,220.987	4,655.960	4,802.591
Quarter ended September 30	5,307.061	4,710.289	5,218.877
Quarter ended December 31	5,441.411	5,062.516	5,352.210
2014
Quarter ended March 31	5,462.309	5,070.311	5,394.831
Quarter ended June 30	5,536.073	5,358.948	5,395.747
Quarter ended September 30	5,658.511	5,264.217	5,292.812
Quarter ended December 31	5,549.130	5,152.343	5,411.018
2015
Quarter ended March 31	5,975.491	5,299.237	5,891.505
Quarter ended June 30	5,982.694	5,422.487	5,459.010
Quarter ended September 30	5,706.715	4,918.429	5,021.629
Quarter ended December 31	5,351.565	4,909.555	5,295.900

2016
Quarter ended March 31	5,270.475	4,765.346	5,082.785
Quarter ended June 30	5,408.017	4,924.385	5,233.375
Quarter ending September 30 (through September 15, 2016)	5,587.392	5,197.500	5,239.860

The following graph sets forth the historical performance of the AS51 Index based on the daily closing levels from January 4, 2011 through September 15, 2016. The closing level of the AS51 Index on September 15, 2016 was 5,239.860.